Exhibit 10.21
AMENDMENT TO EXECUTIVE
EMPLOYMENT AGREEMENT

WHEREAS, effective July 31, 2006, CAPITAL GOLD CORPORATION, a Delaware corporation (“Employer”), and GIFFORD A. DIETERLE, a New York resident (“Executive”), entered into an Executive Employment Agreement (the “Agreement”); and

WHEREAS, on August 29, 2007, based on the recommendation of the Compensation Committee of the Company’s Board of Directors, after review of an Executive Compensation Market Analysis and Report by an independent human resource professional services firm, the Board of Directors increased the salaries of our executive officers to be commensurate with industry standards;

NOW, THEREFORE, to effectuate the foregoing change in salary for Executive, Employer and Executive agree:

1. Section 3(a) of the Agreement is amended retroactively effective August 29, 2007 and, as amended, reads as follows:

(a) Base Salary. As compensation for the services rendered pursuant to this Agreement, Employer agrees to pay Executive a base salary at an annual rate of not less than $250,000 payable in installments in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by Executive. The amount of the base salary shall be reviewed periodically and may be increased at the sole discretion of Employer.

2. All other terms of the Agreement remain the same.

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement effective August 29, 2007.

EMPLOYER :

CAPITAL GOLD CORPORATION

By:	s/ Jeffrey W. Pritchard
Jeffrey W. Pritchard, Vice President

EXECUTIVE:

s/ Gifford A. Dieterle
Gifford A. Dieterle